THIS DEED is made on February 12, 2026

BETWEEN:

1. **Sidney Braun**, of 33 Yeomans Road, Toronto, ON M3H 0A6, Canada ("**SB"**).
2. **Liora Technologies Europe Ltd,** a company incorporated in England and Wales, with company number 16769824, and having its registered address at 20 Wenlock Road, London, England, N1 7GU (the "**Company"**).
3. **Lixte Biotechnology Holdings, Inc.,** a company incorporated in the State of Delaware, USA with company number 3974959 and having its registered address at 433 Plaza Real, Suite 275, Boca Raton, FL 33432 ("**Lixte**").

WHEREAS:

A. SB has invested time significant and effort in assisting the Company and has been pivotal in the Company being acquired by Lixte.

B. SB, Lixte and the Company have agreed that the LIGHT Business will be developed and operated through the Company and/or a Liora Successor and that SB will continue to play an important role within the Company's business. Consequently, they have entered into a separate consultancy agreement on or around the date of this deed, under which SB will act as the CEO of the Company.

C. The parties wish to ensure that following a Sale (as defined below), SB is appropriately recognised for his contribution to the Company and its respective business.

NOW THIS DEED WITNESSES as follows:

1 INTERPRETATION

1.1 The following definitions and rules of interpretation apply in this deed (unless the context requires otherwise).

Confidential Information	all information of a confidential nature (in any form) disclosed by one party to the other in connection with this deed, including business, financial, commercial, technical, operational, or strategic information, whether disclosed before or after the date of this deed, but excluding information that is or becomes public other than through a breach of this deed, was lawfully known to the receiving party on a non-confidential basis before disclosure, is independently developed without use of the disclosing party's confidential information, or is lawfully obtained from a third party not under a duty of confidence. "Confidential Information" shall include the existence and terms of this deed.
Consultancy Agreement	the consultancy agreement entered into by the parties on or around the date of this deed.
Controlling Interest	ownership of shares (or the right to exercise the votes attaching to shares) of the Company that is sufficient

to control its major decisions and/or which confer in the aggregate 50 percent or more of the total voting rights conferred by all the shares for the relevant time being in issue and conferring the right to vote at all general meetings.

LIGHT Business	the operation of the business of developing and delivering the proton-based radiotherapy solution called LIGHT (Linac Image Guided Hadron Therapy).
Liora Successor	any subsidiary or associated company of the Company into which the whole or substantially the whole of the assets and undertaking of the Company have been transferred.
Sale	the completion of an acquisition by one or more parties of a Controlling Interest in the Company or any Liora Successor, or the completion of a sale or other disposal of the whole or substantially the whole of the assets and undertaking of the Company or any Liora Successor.

1.2 A reference to **writing** or **written** includes email.

1.3 Any words following the terms **including**, **include**, **in particular**, **for example** or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms.

1.4 A **subsidiary** is a company controlled by another company, known as the **holding company**, which holds a majority of its shares and influences its operations and decisions.

2 TERM AND TERMINATION

2.1 This deed shall commence on the date set out above and shall continue in force until terminated in accordance with clause 2.2.

2.2 2.2This deed shall automatically terminate upon payment having been made in full to SB of all amounts due following a Sale. Otherwise, this deed may only be terminated by written agreement of all the contracting parties.

2.3 Termination of this deed does not affect any accrued rights and obligations which as at the date of termination are intended by their nature to survive.

3 PAYMENT RIGHTS FOLLOWING A SALE

3.1 If during the Term of this deed there is a Sale relating to the shares or business of the Company or any Liora Successor, Lixte shall make a payment to SB which shall be equal to twenty percent (20%) (the **Liora Sale Bonus**) of the net purchase price paid by the purchaser in respect of the Sale of the Company or any Liora Successor. For purposes of clause 3.1 net sale consideration or net purchase price means the gross sale consideration or gross purchase price, respectively, net of any direct third-party expenses incurred in connection with

such transaction such as investment banking or finders fees, legal fees, accounting fees etc that are to be borne by Liora or the shareholders of Liora.

3.2 In the event a Sale is effected by a series of transactions, SB shall be entitled to receive payment as if, in aggregate, the related transactions were a single transaction.

3.3 Immediately following a Sale, Lixte shall provide to SB details of its calculation of sums due (or potentially due) to SB pursuant to this deed (a **Valuation Notice**). SB shall, within ten business days of the date of service of the Valuation Notice confirm by notice whether he accepts such Valuation Notice (an **Acceptance Notice**) or challenges such Valuation Notice (a **Challenge Notice**).

3.4 In the event SB serves a Challenge Notice, the parties shall seek to resolve any differences within ten business days of the date of service of such Challenge Notice. If the parties resolve their differences, SB shall serve an Acceptance Notice. If the parties are unable to resolve their differences (a **Dispute**), such Dispute shall be referred to an expert for determination pursuant to clause 3.5.

3.5 In the event of a Dispute which is not resolved pursuant to Clause 3.44, within 15 business days from SB's receipt of the Valuation Notice, a party to this deed may refer the matter for determination by an independent expert being a partner of a firm of chartered accountants with relevant M&A valuation experience mutually agreed by the parties in writing (with each party acting reasonably and without undue delay). The expert shall act as an expert and not as an arbitrator. The expert's determination shall, in the absence of manifest error, be final and binding on the parties. The costs of the expert shall be borne by the party who referred the matter for determination unless the expert determines that a party has acted unreasonably, in which case the expert may award costs accordingly.

All payments due to SB pursuant to this clause 3 shall be made in United States Dollars by electronic transfer of immediately available funds to the bank account nominated in writing by SB and shall be paid within two business days of the service of the Acceptance Notice, the amended Acceptance Notice (insofar as the Dispute is resolved by the parties) or issue of the expert's determination, as appropriate.

3.6 The Company shall be jointly and severally liable with Lixte for the payment of any and all amounts due to SB pursuant to clause this clause 3, and SB may seek payment from either or both parties without the need to exhaust remedies against one before proceeding against the other.

3.7 In the event a Sale is effected by a series of transactions, SB shall be entitled to receive a payment, in accordance with the provisions of this clause 3, each time a relevant transaction is completed.

3.8 All payments due to SB pursuant to Clause 3.1 shall be made in the same manner and in the same proportion of consideration (if a mixture of cash and other consideration) of payment as provided in the Sale to the shareholders of Liora. All payments under this deed shall be made free and clear of any deduction or withholding except as required by law. If any deduction or withholding is required by law, Lixte shall pay such additional amount as is necessary to ensure that SB receives a net amount equal to the amount which would have been received had

no such deduction or withholding been made, provided that SB supplies to Lixte such information as Lixte reasonably requires to determine the correct amount of any deduction or withholding.

4 WARRANTIES

4.1 Each party warrants to the other that it has full capacity and authority to enter into and perform this deed.

4.2 Lixte warrants that it has taken all necessary corporate action to enter into and perform this deed and that it has not granted any rights to any third party that would prevent it from complying with its obligations under this deed.

5 CONFIDENTIALITY

5.1 Each party shall keep the other party's Confidential Information strictly confidential and shall not disclose it to any person, nor use it for any purpose, except as expressly permitted by this deed.

5.2 A party may disclose the other party's Confidential Information to its officers, employees, professional advisers, financing sources and potential purchasers who need to know it for the purposes of this deed, provided that such recipients are subject to obligations of confidentiality no less onerous than those set out in this deed.

5.3 If SB is required by law, a court of competent jurisdiction or any government or regulatory authority to disclose any of Lixte or the Company's Confidential Information, SB shall, to the extent permitted by applicable law, promptly notify Lixte and/or the Company of that request and reasonably cooperate with Lixte and/or the Company, at Lixte's and/or the Company's expense, in seeking a protective order or similar confidential treatment for the Confidential Information. If no protective order or other confidential treatment is obtained, SB shall disclose only that portion of Confidential Information which is legally required and will exercise reasonable endeavours to obtain reliable assurances that confidential treatment will be accorded the Confidential Information which is required to be disclosed.

5.4 The obligations in this clause survive termination of this deed for a period of two years.

6 NOTICES

6.1 Any notice given to a party under or in connection with this deed shall be in writing and shall be:

(a) delivered by hand or by pre-paid first-class post or other next working day delivery service at the address given in this deed or as otherwise notified in writing to the other party; or

(b) sent by email to the following addresses (or an address substituted in writing by the party to be served):

SB: sidneybraun1@gmail.com

Company: gpursglove@lixte.com

Lixte: gpursglove@lixte.com

6.2 Unless proved otherwise, any notice shall be deemed to have been received:

(a) if delivered by hand, at the time the notice is left at the address given in this deed or given to the addressee; or

(b) if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second business day after posting; or

(c) if sent by email, at the time of transmission.

6.3 If deemed receipt under clause 6.2 would occur outside business hours in the place of receipt, it shall be deferred until business hours resume. In this clause 6.3, "business hours" means 9.00am to 5.00pm Monday to Friday on a day that is not a public holiday in the place of receipt.

6.4 This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any other method of dispute resolution.

7 GENERAL PROVISIONS

7.1 Neither of the Company nor Lixte may assign, transfer, change or otherwise dispose of any of its rights or obligations under this deed without the other party's prior written consent.

7.2 Nothing in this deed constitutes SB as an officer, employee, worker or agent of the Company.

7.3 A person who is not a party to this deed has no right to enforce any of its terms.

7.4 Each party shall, at its own cost, do all acts and execute all documents that the other party reasonably requires to give full effect to this deed and the transactions contemplated by it.

7.5 No variation of this deed or of any of the documents referred to in it shall be effective unless it is in writing and signed by the parties.

7.6 This deed shall be governed by and construed in accordance with the laws of State of Delaware.

7.7 Any disputes arising under or in connection with this Deed shall be subject to the exclusive jurisdiction of the courts of the State of Delaware.

7.8 Except with the prior written consent of the Company, SB agrees not to acquire, assume or participate in, directly or indirectly, any position, material investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise. The foregoing restriction shall not apply SB's passive investment into companies.

IN WITNESS WHEREOF, the parties have executed this deed on the date first above written.

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

By: ______________________

Name: Geordan Pursglove
Title: Chief Executive Officer

LIORA TECHNOLOGIES EUROPE LIMITED

By: ______________________

Name: Geordan Pursglove
Title: Director

SIDNEY BRAUN

____